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                            EXHIBIT 2

                     JOINT FILING AGREEMENT


     THIS JOINT FILING AGREEMENT is entered into as of the 8th day of February, 1996 by and among HAMILTON MORGAN L.L.C., a Delaware Limited Liability Company, FOXMEYER HEALTH CORPORATION, a Delaware corporation, and Robert M. Haft.

     The undersigned hereby agree that the initial filing, and all subsequent amendments thereto, of a Schedule 13G relating to Phar-Mor, Inc., pursuant to Section 13(g) of the Securities and Exchange Act of 1934, and Reg. Section 240.13d-1 et seq. shall be filed together, pursuant to Rule 13d-1(f)(1), by Hamilton Morgan L.L.C. Each party hereto affirms that they are eligible to use
Schedule 13G with respect to the initial filing, and that such filing is being done in a timely fashion. Furthermore, each party hereto agrees to inform Hamilton Morgan L.L.C., as well as the other parties hereto, of any change which could create an obligation to amend this Schedule 13G.

     DATE:       2/8/96


                    SIGNED:   HAMILTON MORGAN L.L.C.



                              By:  /s/ Robert M. Haft
                                   Robert M. Haft
                                   President




                              /s/ Robert M. Haft
                              ROBERT M. HAFT


                              FOXMEYER HEALTH CORPORATION



                              By:  /s/ Grady E. Schleier
                                   Grady E. Schleier
                                   Vice President and Treasurer